Exhibit 99.1

For immediate release

Endeavour Terminates Acquisition of
Pennsylvania Marcellus Shale Assets

Houston, December 14, 2011 – Endeavour International Corporation (NYSE: END) (LSE: ENDV) announced today that it has terminated purchase and sale agreements with SM Energy Company (NYSE:SM) and certain other minority owners to acquire leasehold, producing interests, a pipeline and related facilities in the Marcellus Shale in north central Pennsylvania for aggregate consideration of $110 million.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea and the United States. For more information, visit www.endeavourcorp.com.

For further information:

Endeavour – Investor Relations
Mike Kirksey	713.307.8788
Darcey Matthews	713.307.8711
Pelham Public Relations – UK Media
Philip Dennis	+44 (0)207 861 3919

Henry Lerwill            +44 (0)207 861 3169